Exhibit 99.1
Hawthorn Bancshares Announces Directorate Appointments
Jefferson City, MO. — October 4, 2022 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), the parent company of Hawthorn Bank, announced today that Shawna Hettinger and John States have been appointed independent non-executive directors to both Hawthorn Bancshares and Hawthorn Bank’s board of directors effective September 28, 2022.
“We are pleased to welcome Shawna and John to our directorate,” said David T. Turner, Chairman, CEO & President of Hawthorn Bancshares and Hawthorn Bank. “With the bank’s growth in both Kansas City and Columbia, MO, it has been the Board’s desire to bring on additional directors in these markets. We are confident that Shawna and John are well-suited to expanding the insight of our board and we look forward to their contributions.” said Mr. Turner.
Hettinger is president and majority owner of Streetwise, Inc., a pavement marking and traffic control company based in Grandview, MO with a location in Springfield, MO. She earned her degree from Missouri State University and has over 15 years' experience in the construction industry.
States is a member/owner of Little Dixie Construction, a Columbia, MO based general contracting firm. He earned a degree from the University of Missouri and has over 30 years’ experience in the commercial construction industry.
In addition to Hettinger and States, Hawthorn Bancshares’ board of directors includes Chairman, CEO & President David T. Turner, Kathleen L. Bruegenhemke and independent directors Frank E. Burkhead, Philip D. Freeman, Jonathan D. Holtaway, Kevin L. Riley and Gus S. Wetzel, III. The Company’s advisory directorate is composed of Charles G. Dudenhoeffer, Jr. and Gus S. Wetzel, II.

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:     Kathleen L. Bruegenhemke
        SVP/Investor Relations
        TEL: 573.761.6100 FAX: 573.761.6272
        www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.